PHILADELPHIA INSURANCE COMPANIES
STOCK APPRECIATION RIGHT GRANT AGREEMENT
     THIS STOCK APPRECIATION RIGHT (this “Grant”) is hereby granted as of February 7, 2006 (the “Date of Grant”) by Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the “Company”), to Sean S. Sweeney (the “Grantee”) pursuant to the Company’s Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan (the “Plan”), and subject to the terms and conditions set forth therein and as set out in this Grant Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.
     By action of the Committee, and subject to the terms of the Plan, the Grantee is hereby granted a Stock Appreciation Right that is the economic equivalent of a Hypothetical Option to acquire 20,000 shares of the Company’s Common Stock, no par value, on the terms and conditions set forth below, which shall be settled upon exercise by delivery to the Grantee of shares of Common Stock having a Fair Market Value, determined as of the date of such exercise (the “Exercise Date”), equal to the excess of the Fair Market Value of a share of Common Stock as of such Exercise Date over the hypothetical purchase price that would be paid for a share of Common Stock under the terms of the Hypothetical Option, multiplied by the number of shares of Common Stock corresponding to the portion of this Stock Appreciation Right being exercised.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:
W I T N E S S E T H
     1. Grant. The Company grants to the Grantee upon the terms and conditions set forth in this Grant Agreement a Stock Appreciation Right upon the following terms and conditions:
          (a) The Hypothetical Option shall be for 20,000 shares of Common Stock, which shall become vested on the Vesting Date or Vesting Dates (as hereinafter defined) pursuant to the schedule set forth below.

Vesting Date	Percent Vested
February 7, 2011	100%
          (b) The purchase price with respect to the Hypothetical Option shall be equal to $98.99 per share, the closing price as of the Date of Grant.
          (c) The Hypothetical Option shall expire as of the close of business on February 7, 2016 (the “Expiration Date”), unless it expires earlier as provided herein. The following provisions shall, if applicable, cause the expiration of the Hypothetical Option (of not previously expired):
               (i) In the event the Grantee’s employment by the Company or its Subsidiaries shall be terminated for cause, as determined by the Committee, while any portion of the Grantee’s Stock Appreciation Right has not yet been exercised for any reason, the unexercised portion of the Stock Appreciation Right (and the corresponding portion of the Hypothetical Option) shall expire immediately.

               (ii) If the Grantee terminates his or her employment with the Company for any reason other than death (and other than where the termination of employment is by the Company for cause, resulting in immediate forfeiture of the unexercised portion of the Stock Appreciation Right (and the corresponding portion of the Hypothetical Option)), then the portion, if any, of the Stock Appreciation Right (and the corresponding portion of the Hypothetical Option) that has become exercisable as of the date of such termination of employment, shall be exercisable by the Grantee during the 30 days following the date of such termination of employment.
               (iii) If the Grantee’s employment terminates by reason of the Grantee’s death, this Stock Appreciation Right (and the Hypothetical Option) shall, if not previously expired, be fully vested and exercisable and shall, thereafter, be exercisable by the executor or administrator of the Grantee’s estate or by the person or persons to whom the deceased Grantee’s rights thereunder shall have passed by will or by the laws of descent or distribution until the earlier of the above stated Expiration Date or the six month anniversary date of the Grantee’s death. In the event the Grantee should die during the 30 day period following a termination of employment described in Section 1(c)(ii), above, the Grantee shall be treated as though he or she had remained employed through his date of death for purposes of this Section 2(c)(iii).
               (iv) The unexercised portion of the Stock Appreciation Right that has not become exercisable as of the date of the Grantee’s termination of employment (and the corresponding portion of the Hypothetical Option) shall be immediately forfeited and the Grantee shall have no further rights with respect to such forfeited portion of the Stock Appreciation Right (or corresponding portion of the Hypothetical Option) after such date.
          (d) The term “Vesting Date” refers to the date or dates specified as Vesting Date(s) in the schedule set forth in Section 1(a), above. This Grant shall become vested (in whole or in part) as specified in such schedule. Any portion of this Grant that becomes vested shall, effective as of the relevant Vesting Date, become exercisable until such date as this Grant expires hereunder or pursuant to the terms of the Plan.
          (e) Unless and until shares of Common Stock are transferred to the Grantee pursuant to the terms of this Grant, the Grantee shall have none of the rights of a shareholder with respect to any Common Stock that may be transferred on its exercise or that are treated as subject to the Hypothetical Option.
          (f) No dividends payable with respect to the Stock subject to the Hypothetical Option shall be distributed to the Grantee at any time or treated as part of the benefit enjoyed by the Grantee by reason of this Grant.
     2. Legends. Certificates representing the shares of Common Stock delivered to the Grantee on exercise of all or any portion of this Grant shall bear such legends as the Company shall deem appropriate to reflect any legal or other restrictions on transfer properly imposed on such shares, whether pursuant to the terms of the Plan, or by reason of applicable federal or state securities laws.
     3. Delivery of Shares. Upon proper exercise of all or any portion of this Grant, the Company shall deliver shares of Common Stock as provided for under the terms of this Grant, without payment from Grantee for such Common Stock (other than payment as may be required pursuant to the Plan or otherwise for federal, state or local tax withholding) by means of delivery of a certificate for such Common Stock or by such other means as the Committee determines to be appropriate. The Company may condition delivery of such Common Stock upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the Common Stock is being issued in compliance with federal and state securities laws and that adequate arrangements have been made with respect to any tax withholding requirements that may be applicable by reason of the Grantee’s exercise of this Grant.
     In addition to any other appropriate mechanism for Grantee to make provisions for the payment of all tax withholding obligations attributable to the exercise of this Grant, as may be acceptable to the Committee, at its discretion, from time to time, Grantee shall have the right to satisfy the minimum tax withholding obligation attributable to this Grant by electing to have a number of shares that would otherwise be delivered to the Grantee withheld by the Company in satisfaction of such minimum tax withholding obligation. The maximum number of shares that may be so withheld by the Company shall be determined by dividing the dollar amount of Grantee’s minimum tax withholding obligation attributable to the exercise of this Grant (as determined by the Committee) divided by the Fair Market Value of a single shares of Common Stock as of the date of such exercise.
     4. Employment. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Grantee as an employee at any time for any cause.
     5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, this Grant shall not be assigned or otherwise disposed of by the Grantee.
     6. The Plan. This Grant is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control. A copy of the Plan has been provided to the Grantee or shall be made available at the Grantee’s request.
     IN WITNESS WHEREOF, this Grant Agreement has been executed on this 10th day of February 2006.

PHILADELPHIA CONSOLIDATED HOLDINGS CORP.

By:	James J. Maguire, Jr.

ACKNOWLEDGED

Sean S. Sweeney

GRANTEE